Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 00-283780 and No. 333-182155 on Form S-8 of our report dated June 18, 2020, which appears in this Annual Report on Form 11-K of the Savings Plan of Carpenter Technology Corporation for the year ended December 31, 2019.

/s/ Baker Tilly Virchow Krause, LLP

Wyomissing, Pennsylvania
June 18, 2020